EXHIBIT 5.1

November 10, 2021

Board of Directors
Citizens, Inc.
11815 Alterra Pkwy., Floor 15
Austin, TX 78758

Ladies and Gentlemen:

I am the Chief Legal Officer and Secretary of Citizens, Inc., a Colorado corporation (the “Company”) and I am issuing this opinion in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to 15,000,000 shares of Class A common stock (the “Common Stock”) of the Company (the “Shares”) on a delayed or continuous basis pursuant to Rule 415 under the Act, all of which Shares are offered pursuant to the Company’s Stock Investment Plan, as amended (the “Plan”).
I am licensed and qualified to practice law in the State of Colorado. This opinion letter is based as to matters of law solely under the Colorado Business Corporations Act, as amended. I express no opinion herein as to any other statutes, rules or regulations.

In connection with the foregoing, I have examined and am familiar with the Restated and Amended Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Plan, the corporate proceedings with respect to the issuance of the Shares, the Registration Statement, and such other certificates, instruments and documents as I have considered necessary or appropriate for purposes of this opinion.

For the purpose of the opinion rendered below, I have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, I am of the opinion that when the Registration Statement has been declared effective by the SEC and when the Shares have been: (a) issued and delivered by the Company in accordance with the terms of the Plan, and (b) paid for in full in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable, provided that the consideration therefor is not less than the par value thereof.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. I also hereby consent to the reference to me under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sheryl Kinlaw
Sheryl Kinlaw
Chief Legal Officer and Secretary of Citizens, Inc.